Exhibit 99.1

  SigmaTron International, Inc. Reports Financial Results for Third
                         Quarter Fiscal 2005

    ELK GROVE VILLAGE, Ill.--(BUSINESS WIRE)--March 8, 2005--SigmaTron International, Inc. (NASDAQ:SGMA), an electronic manufacturing services company today reported revenues and earnings for the quarter and nine-month periods ended January 31, 2005.
    For the three months ended January 31, 2005, net revenues increased to $28.3 million compared to net revenues of $23.9 million for the same period ended January 31, 2004. Net income for the 2005 third fiscal quarter was $1.4 million compared to $1.2 million for the 2004 third fiscal quarter. Diluted earnings per share for the quarter were $0.38 compared to $0.34 for the same period in the prior fiscal year.
    For the nine months ended January 31, 2005, net revenues increased to $81.2 million compared to $75.3 million for the same period ended January 31, 2004. Net income for the 2005 period was $3.9 million, compared to $4.5 million for the 2004 period. Diluted earnings per share for the nine months ended January 31, 2005, were $1.02 compared to $1.28 for the nine months ending January 31, 2004.
    Commenting on SigmaTron's third-quarter and nine-month results, Gary R. Fairhead, president and chief executive officer, said, "In the third fiscal quarter and for the first nine months of the fiscal year, sales increased in the appliances and fitness industries. However, competitive pricing pressures impacted our gross margins. In both periods we also experienced a decrease in sales in the consumer market due to slowing sales to a significant customer. We believe this customer will cease to do business with SigmaTron in the fourth quarter because they decided to move the production of their product into a new company owned facility in Mexico. For the nine-month period, sales in the gaming marketplace decreased due to softness in end-market demand. Overall, customer price concessions, increases in manufacturing supply costs, and increases in raw material component costs continued to negatively impact our results in the reported periods, and we expect this will continue."
    Selling and administrative expenses increased in the nine-month period primarily due to higher insurance, legal, financial compliance and administrative costs. Interest expense rose in the nine-month period due to an increase in interest for notes associated with the purchase of the Company's corporate and manufacturing facilities. Interest expense rose during the three- and nine-month periods in connection with higher borrowings under the Company's revolving credit facility, higher capital lease obligations and additional interest expense associated with the acquisition of SigmaTron's affiliate, SMT Unlimited, L.P., in Fremont, California.
    "During the quarter," Fairhead continued, "Elk Grove Village's operating results were robust in the third quarter, and we look forward to this trend extending into the next quarter. At Fremont, the quarter was weaker than the previous three months, but the location continued to post positive operating results. We anticipate improved sales volume in the fourth quarter at this location. Our Las Vegas operation experienced marginal operating results, and a further softness in business occurred in the first part of the fourth quarter.
    "Our operation in China continued to ramp up during the third quarter, although slower than expected, and generated positive income from operations for the quarter. This operation now has approximately 170 employees, and we expect additional business will transition from our Mexican location to China over the next six months. Our Mexican facility posted solid operating results again due to continued strong demand for its services. The facility also gained two new customers during the quarter, which we are optimistic will become an important part of Mexico's revenue stream going forward. We have seen increased customer interest in our Mexican facility and we anticipate that most of the business transferred to China will be replaced with new business.
    "As we announced, our Fremont facility was certified for 13485 medical device manufacturing. These quality standards are specific to medical device systems and supplement the more generic ISO 9001 and 9002 standards that apply to many industries. We are extremely proud of the hard work of our team at the Fremont plant in reaching full compliance to international regulatory standards for medical device manufacturing. Additionally, during the third quarter, we initiated plans for entry into lead-free manufacturing services for our customers that sell into the European marketplace. While compliance with these mandated standards will require significant capital expenditures in the near term, we are encouraged by the long-term sales opportunities this accreditation could bring to us."
    Fairhead concluded, "We are encouraged by trends at our plants in Elk Grove Village, Mexico and China and new opportunities brought about by recent manufacturing certification efforts. However, pricing for components and their related commodities have continued to escalate, and we believe this will continue to negatively impact our results for the foreseeable future. We expect the fourth quarter to be profitable, but weaker than the third quarter in terms of margins and net results."

    Headquartered in Elk Grove Village, IL, SigmaTron International, Inc. is an electronic manufacturing services company that provides printed circuit board assemblies and completely assembled electronic products. SigmaTron International, Inc. operates manufacturing facilities in Elk Grove Village, Illinois, Las Vegas, Nevada, Acuna, Mexico, Fremont, California and Suzhou-Wujiang, China. SigmaTron International, Inc. maintains engineering and materials sourcing offices in Taipei, Taiwan.

    Note: To the extent any statements in this press release statement may be deemed to be forward looking, such statements should be evaluated in the context of the risks and uncertainties inherent in the Company's business, including the Company's continued dependence on certain significant customers; the continued market acceptance of products and services offered by the Company and its customers; the activities of competitors, some of which may have greater financial or other resources than the Company; the variability of the Company's operating results; the availability and cost of necessary components; the Company's ability to manufacture lead free assemblies by mid - 2006; regulatory compliance; the continued availability and sufficiency of the Company's credit arrangements; changes in U.S., Mexican or Chinese regulations affecting the Company's business; the continued stability of the Mexican and Chinese economic, labor and political conditions, currency fluctuations, and the ability of the Company to manage its growth, including expansion into China and securing financing for the operation in China. These and other factors which may affect the Company's future business and results of operations are identified throughout the Company's Annual Report on Form 10-K, and may be detailed from time to time in the Company's filings with the Securities and Exchange Commission. These statements speak as of the date of this press release and the Company undertakes no obligation to update or revise such statements in light of new information, future events or otherwise.

                     Financial table to follow...


CONSOLIDATED STATEMENTS OF OPERATION - UNAUDITED


                      Three Months Ended        Nine Months Ended
                   January 31,  January 31,  January 31,  January 31,
                      2005         2004         2005         2004
                  ----------------------------------------------------

Net sales          $28,301,593  $23,906,176  $81,241,451  $75,266,852

Cost of products
 sold               23,518,837   19,459,181   66,639,964   60,547,366
                  ----------------------------------------------------

Gross profit         4,782,756    4,446,995   14,601,487   14,719,486

Operating expenses   2,788,060    2,432,844    8,553,938    7,461,515
                  ----------------------------------------------------

Operating income     1,994,696    2,014,151    6,047,549    7,257,971

Other (income)
 deductions-net       (361,541)     (43,545)    (345,259)       9,041
                  ----------------------------------------------------

Income before
 income tax
 expense             2,356,237    2,057,696    6,392,808    7,248,930

Income tax expense     918,895      814,410    2,474,986    2,757,532
                  ----------------------------------------------------

Net  income         $1,437,342   $1,243,286   $3,917,822   $4,491,398
                  ====================================================


Net income per
 common share -
 assuming dilution       $0.38        $0.34        $1.02        $1.28
                  ====================================================


Weighted average number
 of common equivalent
 shares outstanding -
 assuming dilution   3,822,157    3,655,200    3,832,121    3,521,565
                  ====================================================



CONSOLIDATED BALANCE SHEET

                   January 31,   April 30,
                      2005         2004
                  --------------------------

Current assets     $39,403,285  $35,973,957

Property,
 machinery and
 equipment-net      25,634,501   25,707,901

Other assets         2,369,311    1,316,814
                  --------------------------

Total assets        67,407,097   62,998,672
                  ==========================

Liabilities and
 shareholders'
 equity

Current
 liabilities        15,743,658   13,086,206

Long-term
 obligations         6,816,607    8,269,923

Minority interest
 in affiliate                -      439,787

Stockholders'
 equity             44,846,832   41,202,756
                  --------------------------

Total liabilities
 and stockholders'
 equity            $67,407,097  $62,998,672
                  ==========================

    CONTACT: SigmaTron International, Inc.
             Linda K. Blake, 800-700-9095